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                                   EXHIBIT 99(a)

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                 EXHIBIT 99(a)


                          THE BLACK & DECKER CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (Millions of dollars, except ratios)

                                             Three Months Ended      Six Months Ended
                                             ------------------      ----------------
                                                July 3, 1994          July 3, 1994
                                                ------------          ------------
EARNINGS:

Earnings before income taxes,
  extraordinary item, and
  cumulative effects of changes
  in accounting principles                         $ 34.2              $ 56.0
Interest expense                                     49.7                95.7
Portion of rent expense representative
  of an interest factor                               7.1                14.2
                                                   ------              ------

Adjusted earnings before taxes and
  fixed charges                                    $ 91.0              $165.9
                                                   ======              ======

FIXED CHARGES:

Interest expense                                   $ 49.7              $ 95.7
Portion of rent expense representative
  of an interest factor                               7.1                14.2
                                                   ------              ------

Total fixed charges                                $ 56.8              $109.9
                                                   ======              ======


RATIO OF EARNINGS TO FIXED CHARGES                   1.60                1.51

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